UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

______________

FORM 8-K

______________

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT
(DATE OF EARLIEST EVENT REPORTED)

January 22, 2014

______________

ASTRO-MED, INC
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

______________

COMMISSION FILE NUMBER    0-13200

RHODE ISLAND	05-0318215
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(IRS EMPLOYER IDENTIFICATION NUMBER)

600 EAST GREENWICH AVENUE, WEST WARWICK, RI 02893
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, INCLUDING ZIP CODE)

(401-828-4000)
(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 22, 2014 (the “Closing Date”), pursuant to the terms and conditions of that certain Asset Purchase Agreement, as amended (the “Purchase Agreement”), dated January 11, 2014, by and between Astro-Med, Inc. (the “Company”) and Miltope Corporation (d/b/a VT Miltope, a company of VT Systems), an Alabama corporation (the “Seller”), the Company acquired the Seller’s ruggedized printer product line (the “Products”) in exchange for an approximate $6.7 million cash purchase price (the “Transaction”). A copy of the Purchase Agreement with the Seller is filed as Exhibit 2.01 to this report and is incorporated herein by reference.

The assets that the Company acquired from the Seller consist principally of inventory, equipment, intellectual property and customer contracts relating to the Products. Of the $6.7 million purchase price, $500,000 will be held in escrow for 12 months following the Closing Date to provide an indemnity to the Company in the event of any breach in the representations, warranties and covenants of the Seller.

Concurrent with the closing of the Transaction, the Company and Miltope entered into certain Transition Services Agreements, pursuant to which the Seller will provide transition services and continue to manufacture the Products for the Company for approximately six months, after which time the Company will manufacture such Products at its West Warwick, Rhode Island facility.

The Products consist of rugged printers for use in commercial and military aircraft sold to aircraft manufacturers, tier one contractors, and directly to airlines around the world.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

2.1           Asset Purchase Agreement dated January 11, 2014 by and between Astro-Med, Inc. (the “Company”) and Miltope Corporation (d/b/a VT Miltope, a company of VT Systems), an Alabama corporation (the “Seller”), as amended by that Amendment to Asset Purchase Agreement dated January 22, 2014, by and between the Company and the Seller.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

ASTRO-MED, INC.

DATE: January 23, 2014	By:	/s/ Joseph P. O'Connell
Joseph P. O'Connell
Chief Financial Officer